Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use in this Registration Statement of IPO World on Form S-1 of our audit report dated January 13, 2015 relating to the accompanying consolidated balance sheets as of September 30, 2014 and 2013 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

April 22, 2015